GRUBB & ELLIS. Apartment REIT

Investor Update

2009 Mid-Year Review

Grubb & Ellis Apartment REIT 2009 Mid-Year Accomplishments:

- Registered follow-on offering for $1 billion with the U.S. Securities and Exchange Commission that became effective July 17, 2009.
- Achieved an approximately 93 percent portfolio occupancy rate.
- Raised approximately $6 million of equity in the first half of 2009.
- Maintained a portfolio which currently includes a total of 13 properties with 3,531 units valued at approximately $341 million, based on purchase price.
- All 13 properties transitioned to Grubb & Ellis Residential Management, which reduces overall costs for the REIT and provides more control over management.
- Established 13 new broker-dealer relationships in the first half of the year.
- Began implementing a revenue optimizer system, Yieldstar, at seven properties.

ACQUISITION PROPERTY HIGHLIGHT



Creekside Crossing is a Class A, 280 unit multifamily property completed in 2003, located in Lithonia, a suburb of Atlanta, Georgia. The property has increased its occupancy from 91 percent at the end of 2008 to 94 percent currently, while only increasing concessions slightly. The property is well above the average occupancy level for the Atlanta apartment market, which is currently more than 89 percent, according to REIS, Inc.

Located at 100 Cavalier Crossing, Creekside Crossing is within close proximity to Interstate 20. The property is comprised of 10 three- and four-story buildings and consists of approximately 281,000 rentable square feet. Property amenities include a fitness center, business center, swimming pool and controlled access gates. Unit features include full-size washer and dryer connections, kitchen pantries, walk-in closets and a patio or balcony.

[1] "Apartment Performance Tops All Commercial Sectors in 2008, but Job Losses Dim 2009 Prospects; Declining Construction a Positive." *Marcus & Millichap.* January 2009. p.1. [2] Ibid. [3] "United States Q1 2009. Metro Futures-Apartment, Retail Office, and Industrial." *REIS, Inc.* December 2008. Calculations by Grubb & Ellis Company. [4] *Marcus & Millichap.* January 2009. [5] Ibid. [6] Ibid.

Apartment Sector

The apartment sector was able to withstand the increase in competition from for-rent houses and condos relatively well through most of 2008 according to Marcus and Millichap.[1] That being said, rising job losses and a weak economy will push vacancies up going forward for all property types, including the apartment sector.[2,3] However, apartment vacancies and rents could potentially recover faster than other property types once economic expansion and job growth return due to the constrained apartment supply in the sector.[4] Construction starts are declining for all residential units, with new supply projected to fall to its lowest levels since the mid 90s.[5] As construction financing remains difficult to obtain and is still relatively expensive, this is a trend we could see continue over the medium term.[6] Additionally, as stricter lending standards remain intact, homeownership may still not be an option for many, requiring them to remain in the rental market and in turn potentially push up the demand for apartments. This favorable supply and demand scenario may position the multifamily sector to benefit over the long term.

Another important factor to note which ties into the long-term stability of the apartment sector is that it has had historically low vacancy rates versus other property types, although this may not continue in the future.

Vacancy Rates for Core Property Types



20%
15%
10%
5%
0%
15.6%
9.6%
9.5%
7.2%
Office
Industrial
Retail
Multi-family
00
01
02
03
04
05
06
07
08
09

Source: *REIS, Inc.*, "United States Q1 2009 Metro Futures." December 2008.





ACQUISITION PROPERTY HIGHLIGHT



Kedron Village is a Class A, 216 unit multifamily property located in Peachtree City, a suburb of Atlanta, Georgia. The property is comprised of 10 three- and four-story buildings and consists of approximately 252,000 rentable square feet, including two-story townhome floorplans unique to the area. Amenities include a fitness facility with a flex aerobic room, business center, direct access and detached garages, and a seasonally heated swimming pool. Unit amenities include nine-foot or trey ceilings, designer kitchens with pantries, large walk-in closets and beautiful garden tubs.

The property has improved its occupancy by approximately 600 basis points, from 88 percent at year end 2008 to 94 percent currently. Net rent has remained steady while doing so, demonstrating that the Peachtree City submarket is one of the strongest in Atlanta. The property is well above the overall Atlanta occupancy average of more than 89 percent, as reported by REIS, Inc.

Shares Sold and Equity Raised

Grubb & Ellis Apartment REIT has sold approximately 15.7 million shares of its common stock for more than $156 million as of June 30, 2009.

At the close of the first half of 2009, Grubb & Ellis Apartment REIT has acquired a portfolio of 13 multifamily communities valued at approximately $341 million, based on purchase price.

To learn more, visit www.gbe-reits.com/apartment

GRUBB & ELLIS. Apartment REIT

(877) 888-7348 www.gbe-reits.com/apartment